Exhibit 5

                                   LAW OFFICES
                                  MCAFEE & TAFT
                           A PROFESSIONAL CORPORATION
                        10TH FLOOR, TWO LEADERSHIP SQUARE
                               211 NORTH ROBINSON
                       OKLAHOMA CITY, OKLAHOMA 73102-7103
                                 (405) 235-9621
                               FAX (405) 235-0439
                            http://www.mcafeetaft.com




                               September 22, 2003

Mr. Herb Mee, Jr.
The Beard Company
Enterprise Plaza, Suite 320
5600 North May Avenue
Oklahoma City, Oklahoma  73112


                                  Re: The Beard Company 2003 Deferred Stock Compensation Plan

Ladies and Gentlemen:

     Reference is made to your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission today with respect to 150,000 shares of common stock, $0.001333 par value per share (the "Common Stock") to be issued pursuant to The Beard Company 2003 Deferred Stock Compensation Plan (the "Plan").

     We have examined your corporate records and made such other investigations as we deemed appropriate for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that:

          1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oklahoma

          2. The issuance of the Common Stock has been duly authorized by appropriate corporate action on behalf of the Company.

          3. When issued pursuant to the Plan, the Common Stock will be validly issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned Registration Statement.

                                        Very truly yours,

                                        MCAFEE & TAFT A PROFESSIONAL CORPORATION
                                        McAfee & Taft A Professional Corporation